Health and Wellness Partners, Inc., a Wholly Owned Subsidiary of Zealous Inc., is Awarded the Exclusive California Distribution Rights for RockHard Weekend!!!

TUSTIN, Calif., April 6 /PRNewswire/ -- On March 23, 2009, Health and Wellness Partners, Inc., a wholly owned subsidiary of Zealous Inc., (OTC Bulletin Board: ZLUS) signed an agreement for the exclusive right to sell and promote RockHard Laboratories products in California. Health and Wellness Partners President Joseph Spaziano stated, 'This deal has the potential to greatly improve the company for the benefit of its shareholders. We are excited to be able to distribute this product.' www.healthwellnesspartners.com

Health and Wellness Partners will exclusively distribute RockHard Laboratories products in California through bars, lounges, nightclubs, liquor stores, markets, recreational venues, major retailers and chain stores. Health and Wellness Partners will also launch a series of TV infomercials via its direct response model throughout the state of California. RockHard Weekend can be purchased online at www.hwplabs.com.

RockHard Weekend is a non-prescription supplement designed to improve sexual performance.

Trent Broers, President of RockHard Laboratories said, 'We are excited about Health and Wellness Partners, Inc., plan to distribute our product in California. We believe they have the potential to become a valuable strategic partner in our plans to promote the growth of RockHard Weekend.'

About Zealous Inc.

Zealous Inc. is a holding company which operates through its four subsidiaries, Zealous Interactive Inc., Health and Wellness Partners, Inc., Zealous Real Estate Consulting, LLC and Zealous Holdings, Inc. Zealous Interactive Inc. is an online distribution and content management company with over 1,200 URLs and websites. Health and Wellness Partners, Inc. is a distributor of health, energy and vitality products that promote wellness in body, mind and spirit. Zealous Real Estate Consulting, LLC provides Real Estate services and sales. Zealous Holdings, Inc. is a financial services holding company currently involved in a Chapter 11 reorganization.

About RockHard Labs, Inc.

RockHard Laboratories, LLC developed RockHard Weekend after two years of intensive research and development. RockHard Weekend is a product that thousands of men between 18 and 80 have taken since its launch in November 2008.

Forward-Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements can generally be identified as such because the context of the statement will include words such as Zealous Inc. plans, expects, should, believes, anticipates or words of similar importance. Stockholders, potential investors and other readers are cautioned that these forward-looking statements are predictions based only on current information and expectations that are inherently subject to risks and uncertainties that could cause future events or results to differ materially from those set forth or implied by the forward-looking statements. Certain of those risks and uncertainties are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. These forward-looking statements are only made as of the date of this press release and Zealous, Inc., does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances

SOURCE Health and Wellness Partners, Inc.; RockHard Laboratories, LLC